UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Potbelly Corporation

(Name of registrant as specified in its charter)

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March 23, 2017

Dear Fellow Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders on May 11, 2017. We will hold the meeting at 8:00 a.m., Central Time, at the Westin O’Hare Hotel, 6100 N. River Road, Rosemont, Illinois 60018. Details of the business to be conducted at the Annual Meeting are given in the notice of meeting and Proxy Statement that follow.

Please vote promptly by following the instructions in this Proxy Statement or in the Notice of Internet Availability of Proxy Materials that was sent to you.

Sincerely,

Aylwin Lewis

Chairman of the Board and Chief Executive Officer

111 North Canal Street, Suite 850

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS

TO BE HELD ON MAY 11, 2017

To our Stockholders:

The 2017 Annual Meeting of Stockholders of Potbelly Corporation will be held on May 11, 2017, at 8:00 a.m. Central Time, at the Westin O’Hare Hotel, 6100 N. River Road, Rosemont, Illinois 60018 for the following purposes:

1.	To elect Peter Bassi, Marla Gottschalk and Aylwin Lewis as Class I directors to serve for a term of one year or until their successors are duly elected or appointed and qualified;

2.	The ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

3.	To transact any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has set the close of business on March 15, 2017 as the record date for determining Stockholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of the Stockholders as of the record date will be available for inspection by Stockholders, for any purpose germane to the Annual Meeting, at the Company’s offices and at the offices of American Stock Transfer & Trust Company LLC, the Company’s independent share transfer agent, during normal business hours for a period of 10 days prior to the Annual Meeting. The list will also be available for inspection by Stockholders at the Annual Meeting.

All Stockholders are cordially invited to attend the Annual Meeting in person. EVEN IF YOU CANNOT ATTEND THE ANNUAL MEETING, PLEASE TAKE THE TIME TO PROMPTLY VOTE YOUR PROXY BY CAREFULLY FOLLOWING THE INSTRUCTIONS ON THE NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS. ALTERNATIVELY, IF YOU HAVE REQUESTED WRITTEN PROXY MATERIALS, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE RETURN ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 11, 2017: the Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

By order of the Board of Directors,

Matthew Revord

Senior Vice President, Chief Legal Officer, General Counsel and Secretary

March 23, 2017

PROXY STATEMENT

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

POTBELLY CORPORATION

PROXY STATEMENT

The Board of Directors (the “Board of Directors” or “Board”) of Potbelly Corporation, a Delaware corporation, is using this Proxy Statement to solicit your proxy for use at our 2017 Annual Meeting. We are sending a Notice Regarding the Availability of Proxy Materials for the Annual Meeting and making proxy materials available to stockholders (or, for those who request, a paper copy of this Proxy Statement and the form of proxy) on or about March 23, 2017, to our stockholders of record as of the close of business on March 15, 2017. References in this Proxy Statement to “Potbelly,” the “Company,” “we,” “us,” “our” and similar terms refer to Potbelly Corporation.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 11, 2017

This Proxy Statement and our Annual Report for the year ended 2016, which includes our Annual Report on Form 10-K, are available on the Internet at www.proxyvote.com. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to our stockholders of record as of the close of business on March 15, 2017. All stockholders will have the ability to access our proxy materials on the website referred to in the Notice Regarding the Availability of Proxy Materials (www.proxyvote.com) or to request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or request a printed copy of our proxy materials may be found in the Notice Regarding Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form or by email on an ongoing basis by calling 1-800-579-1639 or via email to sendmaterial@proxyvote.com.

Why am I receiving these materials?

Our Board of Directors is soliciting proxies for the 2017 Annual Meeting of Stockholders. On or about March 23, 2017, we expect to begin mailing these proxy materials to stockholders of record as of the close of business on March 15, 2017, the record date. On the record date, there were 25,063,935 shares of our common stock outstanding.

Where and when is the Annual Meeting of Stockholders?

We will hold the Annual Meeting of Stockholders on Thursday, May 11, 2017, at 8:00 a.m., Central Time, at the Westin O’Hare Hotel, 6100 N. River Road, Rosemont, Illinois 60018.

What am I being asked to vote on at the meeting?

We are asking our stockholders to consider the following items:

•	the election of three nominees for director named in this Proxy Statement;

•	the ratification of the appointment of our independent registered public accounting firm; and

•	any other business properly introduced at the Annual Meeting.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

How many votes do I have?

You have one vote for each share of our common stock that you owned at the close of business on the record date. These shares include:

•	shares registered directly in your name with our transfer agent, for which you are considered the “stockholder of record;” and

•	shares held for you as the beneficial owner through a broker, bank or other nominee in “street name.”

What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares. We have sent these proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in street name. Your broker, bank or other nominee who is considered the stockholder of record with respect to those shares has forwarded these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

How can I vote my shares?

You can vote by proxy or in person.

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers as proxies for the Annual Meeting of Stockholders to be held on May 11, 2017. These officers are Aylwin Lewis and Matthew Revord.

How You Can Vote

Stockholders of Record. Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

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By Internet - You may authorize your proxy on-line via the Internet by accessing the website www.proxyvote.com and following the instructions provided on the Notice Regarding the Availability of Proxy Materials or, if you have requested written proxy materials, the proxy card. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 10, 2017.

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By Telephone - You may authorize your proxy by touch-tone telephone by calling 1-800-690-6903. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 10, 2017.

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By Mail - If you request paper copies of the proxy materials to be sent to you by mail, you may authorize your proxy by completing, signing and dating your proxy card and returning it in the reply envelope included with the paper proxy materials.

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In Person - You may attend the Annual Meeting and vote in person by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote. If you choose to vote in person, you must bring proof of identification and your notice or proxy card showing your control number to the Annual Meeting.

Beneficial Owners. If you are the beneficial owner of your shares of common stock (that is, you hold your shares in “street name” through an intermediary such as a broker, bank or other nominee), you will receive instructions from your broker, bank or nominee.

Your broker, bank or nominee will not vote your shares of stock on any matters unless you provide them instructions on how to vote your shares of stock. You should instruct your broker or nominee how to vote your shares of stock by following the

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

directions provided by your broker or nominee. Alternatively, you may obtain a proxy from your bank, broker or other holder of record and bring it with you to hand in with a ballot in order to be able to vote your shares at the meeting. If you choose to vote at the meeting, you must bring the following: (i) proof of identification, (ii) an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the stock and (iii) a signed proxy from the stockholder of record giving you the right to vote the stock. The account statement or letter must show that you were the beneficial owner of the stock on March 15, 2017.

General. If you submit your proxy using any of the methods above, Aylwin Lewis or Matthew Revord will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director and for or against any other proposals properly introduced at the Annual Meeting. If you vote by telephone or Internet and choose to vote with the recommendation of our Board of Directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of each of the nominees for director, and “FOR” ratification of the appointment of our independent public accounting firm.

If any other matter is presented, your proxy will authorize Aylwin Lewis or Matthew Revord to vote in accordance with their best judgment. At the time this Proxy Statement was filed, we knew of no matters to be considered at the Annual Meeting other than those referenced in this Proxy Statement.

How can I revoke my proxy?

You may revoke a proxy in any one of the following three ways:

•	submit a valid, later-dated proxy, or vote again electronically after your original vote;

•	notify our corporate secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	vote in person at the Annual Meeting.

Is my vote confidential?

Yes. Voting tabulations are confidential except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us and when a stockholder’s written comments appear on a proxy or other voting material.

What “quorum” is required for the Annual Meeting?

In order to have a valid stockholder vote, a quorum must exist at the Annual Meeting. For us, a quorum exists when stockholders holding a majority of the issued and outstanding shares entitled to vote are present or represented at a meeting.

What vote is required to approve each item?

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1. Election of Directors	Plurality of votes cast	No
Proposal 2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017	Majority of shares present in person or represented by proxy and entitled to vote	Yes

How are the voting results determined?

In the election of Class I Directors, your vote may be cast “FOR” each of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. The nominees receiving the largest number of “FOR” votes will be elected as directors, up to the maximum number of directors to be chosen for election. In the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, your vote may be cast “FOR,” “AGAINST” or “ABSTAIN” with respect to that proposal.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

If you are a record holder and you sign (including electronic confirmations in the case of Internet or telephone voting) your proxy card with no instructions on how to vote, your stock will be voted in accordance with the recommendations of the Board. If you are a beneficial owner and you sign (including electronic confirmation in the case of Internet or telephone voting) your broker voting instruction card with no instructions on how to vote, your stock will be voted in the broker’s discretion only with respect to “routine” matters but will not be voted with respect to “non-routine” matters.

Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular “non-routine” proposals including the election of directors, and the “beneficial owner” of those shares has not instructed the broker to vote on those proposals. If you are a beneficial owner, your broker, bank or other nominee is permitted to vote your shares only with regard to ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, even if the holder does not receive voting instructions from you. Shares registered in the name of a broker, bank or other nominee, for which proxies are voted on some, but not all matters, will be considered to be represented at the Annual Meeting and voted only as to those matters for which the broker, bank or other nominee has authority to vote.

Because the election of directors is determined on the basis of a plurality of the votes cast, abstentions have no effect on the outcome of the election of Class I directors, although they will result in a director receiving fewer votes. Because the approval of a majority of shares present and entitled to vote is required to ratify the appointment of Deloitte & Touche LLP as our independent public accountants, abstentions have the effect of a vote against those proposals. Broker non-votes will have no direct effect on the outcome of the election of Class I directors, or on the ratification of our independent public accountants.

What are the fiscal year end dates?

This Proxy Statement provides information about the matters to be voted on at the 2017 Annual Meeting of Stockholders and additional information about Potbelly and its executive officers and directors. Some of the information is provided as of the end of our 2015 or 2016 fiscal years as well as some information being provided as of a more current date. Our fiscal year 2015 ended on December 27, 2015 and our fiscal year 2016 ended on December 25, 2016.

Where can I find the voting results?

We intend to announce preliminary voting results at the Annual Meeting. We will publish the final results in a Current Report on Form 8-K, which we expect to file on or before May 17, 2017. You can obtain a copy of the Form 8-K by logging on to our website at http://investors.potbelly.com/sec.cfm, or by calling the SEC at 800-SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this Proxy Statement.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Overview

All of our corporate governance materials, including our corporate governance guidelines, our ethics code of conduct and Board committee charters, are published under the Governance section of our Investor website at www.potbelly.com. Information on our website does not constitute part of this Proxy Statement. These materials are also available in print to any stockholder without charge upon request made by telephone at (312) 951-0600 or by mail to our principal executive offices at Potbelly Corporation, 111 North Canal Street, Suite 850, Chicago, Illinois 60606, Attention: Corporate Secretary. The Board of Directors regularly reviews these materials, Delaware law, the rules and listing standards of the Nasdaq Global Select Market (“NASDAQ”) and SEC rules and regulations, as well as best practices suggested by recognized governance authorities, and modifies the materials as it believes is warranted.

Director Independence

Our Board of Directors reviews the independence of the current and potential members of the Board of Directors in accordance with independence requirements set forth in the NASDAQ rules and applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). During its review, the Board of Directors considers transactions and relationships between each director and potential director, as well as any member of his or her immediate family, and the Company and its affiliates, including those related-party transactions contemplated by Item 404(a) of Regulation S-K under the Exchange Act. The Board of Directors must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The purpose of this review is to determine whether any such relationships or transactions exist that are inconsistent with a determination that the director is independent. Our Board of Directors has determined that all current directors except Aylwin Lewis are “independent” as such term is defined by NASDAQ rules, our corporate governance standards and the federal securities laws. Our Board also determined that Dan Levitan, who served on our Board of Directors until February  19, 2016, was “independent” as so defined.

Ethics Code of Conduct

We have a written ethics code of conduct that applies to our directors, officers and employees. A copy of this code is available at http://investors.potbelly.com/governance-documents.cfm. We will disclose information regarding any amendment to or waiver from the provision of this code by posting it on the same portion of our website.

Conflicts of Interest

Pursuant to our ethics code of conduct and our related party transaction policy, each director and executive officer has an obligation not to engage in any transaction that could be deemed a conflict of interest. Our directors may not engage in any transaction that could impact their independence on the Board of Directors. See “Related Party Transactions.”

Structure of the Board of Directors

Our Board of Directors currently consists of eight members, comprised of Aylwin Lewis, Peter Bassi, Ann-Marie Campbell, Susan Chapman-Hughes, Dan Ginsberg, Marla Gottschalk, Harvey Kanter and Carl Warschausky. Our certificate of incorporation provides that our Board of Directors shall consist of not more than twelve directors, with the exact number as determined from time to time by resolution of the Board.

Our Board is divided into three classes with staggered terms. However, at our 2018 annual stockholder meeting, our classified board structure will be phased out and, beginning at such meeting, all directors shall be elected for a term expiring at the next annual stockholder meeting. Mr. Lewis, Mr. Bassi and Ms. Gottschalk are Class I directors and are current nominees for election

CORPORATE GOVERNANCE

with a term expiring at our 2018 annual meeting of stockholders. Ms. Chapman-Hughes and Mr. Warschausky serve as Class II directors with a term expiring at our 2018 annual meeting of stockholders. Ms. Campbell, Mr. Ginsberg and Mr. Kanter serve as Class III directors with a term expiring at our 2018 annual meeting of stockholders.

Our amended and restated bylaws (our “Bylaws”) provide that directors may only be removed for cause. To remove a director for cause, 66-2/3% of the voting power of the outstanding voting stock must vote as a single class to remove the director at an annual or special meeting. Additionally, our certificate of incorporation provides that, if a director is removed or if a vacancy occurs due to either an increase in the size of the Board or the death, resignation, disqualification or other cause, the vacancy will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum remain.

Board Leadership Structure

Mr. Lewis serves as both our Chief Executive Officer and our Chairman of the Board. Our Board of Directors has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having one person serve both positions. We believe that combining the roles fosters accountability, effective decision-making and alignment between interests of the Board of Directors and management. Mr. Lewis also is able to use the in-depth focus and perspective gained in his executive function to assist our Board of Directors in addressing both internal and external issues affecting the Company.

Our Board of Directors determined as part of our corporate governance principles, and as required in our Bylaws, that the Board of Directors shall appoint one independent director to serve as lead independent director. Mr. Bassi is our lead director and his responsibilities include presiding over periodic meetings of our independent directors and overseeing the function of our Board of Directors and committees. The lead director is also responsible for providing leadership to our Board if any circumstances arise in which the role of the chairman may be, or may be perceived to be, in conflict. The Bylaws also provide that the chairperson of each of our committees will rotate at least once every three years. Our Board of Directors believes that these and other structural features provide for substantial independent oversight of the Company’s management.

Our Board of Directors recognizes that depending on future circumstances, other leadership models may become more appropriate. Accordingly, our Board of Directors will continue to periodically review its leadership structure.

Director Biographies

The following is a list of our current directors, their ages as of December 31, 2016, their occupation during the last five years and certain other biographical information:

Aylwin Lewis, 62, has served as our Chief Executive Officer and President and a director since June 2008. From September 2005 to February 2008, Mr. Lewis served as Chief Executive Officer and President of Sears Holdings Corporation. Prior to that, Mr. Lewis was President of Sears Holdings and Chief Executive Officer of Kmart and Sears Retail following Sears’ acquisition of Kmart Holding Corporation in 2005. Mr. Lewis had been president and Chief Executive Officer of Kmart since October 2004 until that acquisition. From January 2003 to October 2004, he was President, Chief Multi-Branding and Operating Officer of Yum! Brands, Inc. and served as Chief Operating Officer of Yum! Brands from December 1999 to January 2003. Mr. Lewis has nearly 30 years of experience in the restaurant industry. Mr. Lewis is also a member of the board of directors of The Walt Disney Company and Marriott International, Inc. Our Board of Directors believes Mr. Lewis’ qualifications to serve as a member of our Board include his role as Chief Executive Officer and President, his extensive experience in the restaurant industry and his leadership experience as an executive at publicly-traded companies in the restaurant and retail sectors.

Peter Bassi, 67, has served as our director since January 2009. Mr. Bassi retired in 2005 as Chairman of Yum! Restaurants International (“YRI”), the international division of Yum! Brands, Inc., where he served as President beginning in July 1997 and was in charge of YRI’s Asian business prior to that. Yum! was created in 1997 in a spin-off from PepsiCo, Inc. Mr. Bassi joined PepsiCo in 1972 and served in various assignments at Pepsi Cola International, Pizza Hut (U.S. and International), Frito Lay and Taco Bell. From 2002 to 2009, Mr. Bassi served on the board of The Pep Boys – Manny, Moe & Jack; from 2008 to 2010, he served on the board of El Pollo Loco, Inc.; and from 2013 to 2015, he served on the board of AmRest Holdings SE. Mr. Bassi currently serves on the board of BJ’s Restaurants, Inc., Mekong Capital, a Vietnam private equity firm, and Yum China Holdings, Inc. Our Board of Directors believes Mr. Bassi’s qualifications to serve as a member of our Board include his extensive experience in the restaurant industry and his years of experience in his leadership roles as a director and executive officer.

CORPORATE GOVERNANCE

Ann-Marie Campbell, 51, has served as our director since August 2014. Ms. Campbell has been Executive Vice President – U.S. Stores for The Home Depot since February 2016. Ms. Campbell has worked for The Home Depot since 1985, progressing from associate, to district manager to vice president, prior to assuming her current position. From 2015 to 2016, Ms. Campbell served on the board of Barnes & Noble, Inc. Ms. Campbell serves on the board of Georgia State University’s Robinson College of Business and of Catalyst, a nonprofit dedicated to expanding opportunities for women and business. Our Board of Directors believes Ms. Campbell’s qualifications to serve as a member of our Board include her extensive experience in merchandising, sales and marketing.

Susan Chapman-Hughes, 48, has served as our director since May 2014. Since December 2014, Ms. Chapman-Hughes has been Senior Vice President, US Large Market, Global Corporate Payments for American Express Company. Prior to assuming her current role, Ms. Chapman-Hughes was Senior Vice President, US Account Development, Global Corporate Payments for American Express from November 2013 through December 2014; and she was the Senior Vice President, Global Real Estate & Workplace Enablement for American Express from July 2010 through November 2013. Before joining American Express Company, Ms. Chapman-Hughes was the Global CAO/Global Head of Operations and Strategy, Citi Realty Services for Citigroup, Inc. Ms. Chapman-Hughes serves on the board of trustees of the National Trust for Historic Preservation and the board of directors of A Better Chance, each of which is a national nonprofit organization. Our Board of Directors believes Ms. Chapman-Hughes’s qualifications to serve as a member of our Board include her real estate knowledge and her general management, innovation, financial and digital experience.

Dan Ginsberg, 64, has served as our director since February 2014. Mr. Ginsberg was Chief Executive Officer of Dermalogica, a U.S.-based skincare brand, from January 2011 through August 2014 and has a comprehensive background in branding strategy, marketing, and advertising. Mr. Ginsberg’s previous roles include Chief Executive Officer of Red Bull, NA until 2007. Before his Red Bull service, Mr. Ginsberg had been an advertising and marketing executive who held executive positions at agencies such as NW Ayer and Cunningham & Walsh, and Chief Marketing Officer at Hardee’s. Our Board of Directors believes Mr. Ginsberg’s qualifications to serve as a member of our Board includes his extensive executive officer experience as well as his marketing and branding expertise.

Marla Gottschalk, 56, has served as our director since November 2009. Ms. Gottschalk was Chief Executive Officer of The Pampered Chef Ltd., a marketer of kitchen tools, food products and cookbooks for preparing food in the home, from May 2006 until December 2013 and its President and Chief Operating Officer from December 2003 until May 2006. Ms. Gottschalk joined Pampered Chef from Kraft Foods, Inc., where she worked for 14 years in various management positions, including Senior Vice President of Financial Planning and Investor Relations for Kraft, Executive Vice President and General Manager of Post Cereal Division and Vice President of Marketing and Strategy of Kraft Cheese Division. Ms. Gottschalk is currently a member of the board of trustees of Underwriters Laboratories, a world leader in safety testing and certification, a strategic board advisor for Ocean Spray Cranberries, Inc., and sits on the board of directors for Big Lots, Inc. She has previously served as a director of GATX Corp. and as a director of Visteon Corp. Our Board of Directors believes Ms. Gottschalk’s qualifications to serve as a member of our Board include her extensive experience with global companies, her expertise in the food industry and her years of experience in operations and strategic management.

Harvey Kanter, 55, has served as our director since August 2015. Since January 2014, Mr. Kanter has served as Chairman, Chief Executive Officer and President of Blue Nile, Inc., an online retailer of diamonds and fine jewelry. Mr. Kanter joined Blue Nile in March 2012 as its Chief Executive Officer and President. Prior to joining Blue Nile, from January 2009 through March 2012, Mr. Kanter was the Chief Executive Officer and President of Moosejaw Mountaineering and Backcountry Travel, Inc., a premium outdoor apparel and gear retailer. Mr. Kanter serves on the board of directors for Blue Nile, Inc. (and certain of its subsidiaries), for the non-profit organization Jewelers for Children, as a brand ambassador for the Fred Hutch Cancer Research Institute, and as an advisory board member to the Seattle University Executive MBA Program. Our Board of Directors believes Mr. Kanter’s qualifications to serve as a member of our Board include his deep retail industry experience, brand expertise and leadership skills.

Carl Warschausky, 57, has served as our director since May 2015. Since January 2013, Mr. Warschausky has been the President and Chief Executive Officer of World Kitchen, LLC, a global housewares and consumer products manufacturer. Mr. Warschausky has been with World Kitchen, LLC since 2008, serving in various roles including Chief Operating Officer, President of the North America division, and Chief Financial Officer. Mr. Warschausky serves on the board of directors for World Kitchen, LLC. Our Board of Directors believes Mr. Warschausky’s qualifications to serve as a member of our Board include his extensive finance and general management experience in dynamic industries, as well as his global perspective and experience.

CORPORATE GOVERNANCE

Board Meetings

Our Board of Directors held six meetings during fiscal 2016. In 2016, each of our directors attended at least 75% of the aggregate number of meetings held by the Board of Directors, and the committees on which the director served, when such director was a member of the Board of Directors. Under our corporate governance guidelines, each director is expected to make every effort to attend each Board meeting and each meeting of any committee on which he or she sits.

The Company’s directors are encouraged to attend our annual meeting of stockholders, but we do not currently have a policy relating to directors’ attendance at these meetings. All of our directors at the time attended our 2016 annual meeting of stockholders.

Board Committees

Our Board of Directors has established three standing committees to assist it with its responsibilities. The composition and responsibilities of each committee are described below. The membership and responsibilities of each committee comply with the listing requirements of NASDAQ. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. A new chairperson of each committee is appointed at least once every three years. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

The purpose of the audit committee is set forth in the audit committee charter and is primarily to assist the Board in overseeing:

•	the integrity of our financial statements, our financial reporting process and our systems of internal accounting and financial controls;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence;

•	the evaluation of enterprise risk issues;

•	the performance of our internal audit function and independent auditor;

•	the preparation of an audit committee report as required by the SEC to be included in our annual proxy statement; and

•	Potbelly’s systems of disclosure controls and procedures and ethical standards.

The audit committee consists of Ms. Chapman-Hughes, Mr. Ginsberg, Ms. Gottschalk, and Mr. Warschausky and the chairperson is Mr. Warschausky. Our Board of Directors has affirmatively determined that each of these audit committee members meets the additional heightened independence criteria applicable to directors serving on the audit committee under NASDAQ and SEC rules. Our Board of Directors has also determined that each of Ms. Chapman-Hughes, Mr. Ginsberg, Ms. Gottschalk, and Mr. Warschausky meet the requirements for financial literacy under the applicable NASDAQ rules and that each is an “audit committee financial expert” under SEC rules. Our Board of Directors has adopted a written charter under which the audit committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on our website at http://investors.potbelly.com/governance-documents.cfm.

The audit committee held five meetings during fiscal year 2016.

Nominating and Corporate Governance Committee

The purpose of the nominating and corporate governance committee is set forth in the nominating and corporate governance committee charter and is primarily to:

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identify individuals qualified to become members of our Board of Directors, and to recommend to our Board of Directors the director nominees for each annual meeting of stockholders or to otherwise fill vacancies on the Board;

•	review and recommend to our Board of Directors committee structure, membership and operations;

•	recommend to our Board of Directors the persons to serve on each committee and a chairman for such committee;

•	develop and recommend to our Board of Directors a set of corporate governance guidelines applicable to us; and

•	lead our Board of Directors in its annual review of its performance.

CORPORATE GOVERNANCE

The nominating and corporate governance committee consists of Mr. Bassi, Ms. Chapman-Hughes and Mr. Ginsberg and the chairperson is Mr. Bassi. Our Board of Directors has adopted a written charter under which the nominating and corporate governance committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on our website at http://investors.potbelly.com/governance-documents.cfm.

The nominating and corporate governance committee held four meetings during fiscal year 2016.

Compensation Committee

The purpose of the compensation committee is set forth in the compensation committee charter and is primarily to:

•	oversee our executive compensation policies and practices;

•

discharge the responsibilities of our Board of Directors relating to executive compensation by determining and approving the compensation of our Chief Executive Officer and our other executive officers and reviewing and approving any compensation and employee benefit plans, policies, and programs, and exercising discretion in the administration of such programs; and

•

produce, approve and recommend to our Board of Directors for its approval reports on compensation matters required to be included in our annual proxy statement or annual report, in accordance with all applicable rules and regulations.

For more information regarding the process and procedures regarding the determination of executive and director compensation, see “Executive and Director Compensation.”

The compensation committee consists of Ms. Campbell, Ms. Gottschalk and Mr. Kanter and the chairperson is Ms. Gottschalk. Our Board of Directors has affirmatively determined that each of these compensation committee members meets the additional, heightened independence criteria applicable to directors serving on the compensation committee under NASDAQ rules. Our Board of Directors has adopted a written charter under which the compensation committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on our website at http://investors.potbelly.com/governance-documents.cfm.

The compensation committee held six meetings during fiscal year 2016.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is, or has at any time been, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our compensation committee during fiscal 2016. No directors served on our compensation committee in 2016 other than Ms. Campbell, Ms. Gottschalk and Mr. Kanter, the directors currently serving on such committee, and Dan Levitan, who resigned as a director of the Company in February 2016.

Board’s Role in Risk Oversight

The entire Board of Directors is engaged in risk management oversight. At the present time, the Board of Directors has not established a separate committee to facilitate its risk oversight responsibilities. The Board of Directors expects to continue to monitor and assess whether such a committee would be appropriate. The audit committee assists the Board of Directors in its oversight of our risk management and the process established to identify, measure, monitor, and manage risks, in particular major financial risks. The compensation committee assesses risks arising from our compensation policies and practices. The Board of Directors receives regular reports from management, as well as from the audit committee and compensation committee, regarding relevant risks and the actions taken by management to address those risks.

Policy for Director Recommendations

Our nominating and corporate governance committee is responsible for reviewing and making recommendations to our Board of Directors regarding nominations of candidates for election as a director of the Company. The nominating and corporate governance committee identifies new director candidates through a variety of sources. The committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, but it has no obligation to

CORPORATE GOVERNANCE

recommend such candidates. A stockholder that wants to recommend a candidate for election to the Board of Directors should send a recommendation in writing to Potbelly Corporation, 111 North Canal Street, Suite 850, Chicago, Illinois 60606, Attention: Corporate Secretary. Such recommendation should describe the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director.

Stockholders may also nominate directors at the annual meeting by adhering to the advance notice procedure described under “Stockholder Proposals for the 2018 Annual Meeting” elsewhere in this Proxy Statement.

The nominating and corporate governance committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board and the nominating and corporate governance committee will take into account factors such as the individual’s general understanding of disciplines relevant to the success of a publicly traded company; understanding of Potbelly’s business; education and professional background, including current employment and other board memberships; reputation for integrity; and any other factors they consider to be relevant. The Board will endeavor to reflect the diversity of Potbelly’s stockholders, employees and customers and the communities it serves. Additionally, in determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

If the nominating and corporate governance committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation and engagement of an outside search firm to gather additional information. From time to time for a fee, Potbelly has used the executive search firm, Amrop Knightsbridge, to identify and evaluate or assist in identifying and evaluating potential candidates for election as directors. Amrop Knightsbridge has recommended candidates for director in the past.

Communication with the Board

Stockholders and other parties interested in communicating directly with one or more individual directors or with the non-management directors as a group, may do so by writing to the individual director or group, c/o Potbelly Corporation, 111 North Canal Street, Suite 850, Chicago, Illinois 60606, Attention: Corporate Secretary. The Board has directed our corporate secretary to forward stockholder communications to our chairman and any other director to whom the communications are directed. In order to facilitate an efficient and reliable means for directors to receive all legitimate communications directed to them regarding our governance or operations, our corporate secretary will use his discretion to refrain from forwarding the following: sales literature; defamatory material regarding us and/or our directors; incoherent or inflammatory correspondence, particularly when such correspondence is repetitive and was addressed previously in some manner; and other correspondence unrelated to the Board of Director’s corporate governance and oversight responsibilities.

PROPOSAL NO. 1

PROPOSAL No. 1

ELECTION OF DIRECTORS

Three candidates have been nominated for election as Class I directors at the Annual Meeting. Our Board of Directors has nominated Peter Bassi, Marla Gottschalk and Aylwin Lewis for re-election as Class I directors for a one-year term that will expire at our fifth annual meeting of stockholders in 2018. The Board of Directors is not aware that any nominee will be unwilling or unable to serve as a director. All nominees have consented to be named in this Proxy Statement and to serve if elected. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the Board of Directors names one. As an alternative, the Board of Directors may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees presented.

Our Board currently consists of eight members: Mr. Lewis, Mr. Bassi, Ms. Campbell, Ms. Chapman-Hughes, Mr. Ginsberg, Ms. Gottschalk, Mr. Kanter and Mr. Warschausky. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

For more information on the structure of our Board of Directors and our Board members and nominees, see “Corporate Governance.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES.

PROPOSAL NO. 2

PROPOSAL No. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors is responsible for recommending, for stockholder approval, our independent registered public accounting firm. The audit committee has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Deloitte & Touche LLP has served as our independent registered public accounting firm since before our Initial Public Offering and has also provided non-audit services from time to time.

Although ratification is not required by our Bylaws or otherwise, our Board of Directors is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. The audit committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm but is not bound by our stockholders’ vote. Even if the selection of Deloitte & Touche LLP is ratified, the audit committee may change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our stockholders.

The following table sets forth the fees pertaining to audit services for the fiscal years ended December 25, 2016 and December 27, 2015 and for other services during those fiscal years:

	2016	2015
Audit fees (1)	$475,500	$443,000
Audit-related fees (2)	8,000	0
Tax fees (3)	284,760	241,100
Total fees	$768,260	$684,100
1.	Audit fees include fees for audits of our annual financial statements, reviews of the related quarterly financial statements, and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC.
2.	Audit-related fees were comprised of fees for services performed in connection with our filing of a registration statement on Form S-8.
3.	Tax fees relate to professional services rendered for tax compliance, tax return review and preparation and related tax advice.

Policy on Audit Committee Approval of Audit and Non-Audit Services

The audit committee’s policy is to approve all audit and permissible non-audit services prior to the engagement of our independent registered public accounting firm to provide such services. The audit committee annually approves, pursuant to detailed approval procedures, certain specific categories of permissible non-audit services. Such procedures include the review of (i) a detailed description by our independent registered public accounting firm of the particular services to be provided and the estimated fees for such services and (ii) a regular report to the committee regarding the services provided and the fees paid for such services. The audit committee must approve on a project-by-project basis any permissible non-audit services that do not fall within a pre-approved category and any fees for pre-approved permissible non-audit services that materially exceed the previously approved amounts. In making the determinations about non-audit services, the audit committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

All services provided to the Company by Deloitte & Touche LLP in fiscal 2016 and fiscal 2015 and related fees were pre-approved by the audit committee.

Representatives of Deloitte & Touche LLP are expected to be present at the 2017 Annual Meeting and to be available to respond to your questions. They have advised us that they do not presently intend to make a statement at the 2017 Annual Meeting, although they will have the opportunity to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

With regard to the fiscal year ended December 25, 2016, the audit committee has (i) reviewed and discussed with management our audited consolidated financial statements as of December 25, 2016 and for the year then ended; (ii) discussed with Deloitte & Touche LLP, the independent auditors, the matters required by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), in Rule 3200T; (iii) received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the audit committee regarding independence; and (iv) discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions described above, the audit committee recommended to our Board of Directors of the Company that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 25, 2016 for filing with the SEC.

Carl Warschausky, Chairman

Susan Chapman-Hughes

Dan Ginsberg

Marla Gottschalk

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

Below is a list of the names, ages as of December 25, 2016, positions, and a brief account of the business experience, of the individuals who serve as our executive officers.

Name	Age	Position
Aylwin Lewis	62	Chairman, Chief Executive Officer and President
Michael Coyne	53	Senior Vice President and Chief Financial Officer
Julie Younglove-Webb	46	Senior Vice President, Operations
Matthew Revord	53	Senior Vice President, Chief Legal Officer, General Counsel and Secretary
Nancy Turk	52	Senior Vice President, Chief People Officer and Corporate Communications
Anne Ewing	52	Senior Vice President, Development
Sherry Ostrowski	47	Senior Vice President, Brand and Sales Development

Aylwin Lewis has served as our Chief Executive Officer and President and a director since June 2008. From September 2005 to February 2008, Mr. Lewis served as Chief Executive Officer and President of Sears Holdings Corporation. Prior to that, Mr. Lewis was President of Sears Holdings and Chief Executive Officer of KMart and Sears Retail following Sears’ acquisition of KMart Holding Corporation in 2005. Mr. Lewis had been president and Chief Executive Officer of KMart since October 2004 until that acquisition. From January 2003 to October 2004, he was President, Chief Multi-Branding and Operating Officer of Yum! Brands, Inc. and served as Chief Operating Officer of Yum! Brands from December 1999 to January 2003. Mr. Lewis has nearly 30 years of experience in the restaurant industry. Mr. Lewis is also a member of the board of directors of The Walt Disney Company and Marriott International, Inc.

Michael Coyne has been our Senior Vice President and Chief Financial Officer since May 2015. Prior to joining Potbelly, Mr. Coyne was at CNA Financial from 2005 until 2015, most recently as Senior Vice President, Small Business and prior to that as divisional Chief Financial Officer of CNA’s Property & Casualty Operations business. Prior to CNA, Mr. Coyne spent seven years at Sears Holding Company, culminating as Vice President and Treasurer.

Julie Younglove-Webb has been our Senior Vice President of Operations since May 2015. Ms. Younglove-Webb joined Potbelly in 2008, first learning operations as a General Manager, then serving as a District Manager before assuming various operations roles before being promoted to Central Zone Vice President. Prior to joining Potbelly, Ms. Younglove-Webb was Senior Vice President and General Manager of Sears Essentials at Sears Holding Corporation, a role she assumed in 2005 after Sears’ acquisition of KMart Holding Corporation. Prior to that acquisition, Ms. Younglove-Webb held various roles of increasing responsibility beginning when she joined KMart in 1999 as Manager, Information Technology and culminating with her role as Vice President, Marketing.

Matthew Revord has been our Senior Vice President, Chief Legal Officer, General Counsel and Secretary since February 2014 and oversees all legal matters of the Company and international development. Mr. Revord joined Potbelly in January 2007 as our Senior Vice President, General Counsel and Secretary. From January 2002 to January 2007, Mr. Revord served as Deputy General Counsel of Brunswick Corporation and General Counsel of Brunswick New Technologies.

Nancy Turk has been our Senior Vice President, Chief People Officer and Corporate Communications since February 2014. Ms. Turk joined Potbelly in July 2008 as our Senior Vice President, Human Resources and Corporation Communications. From 2005 to July 2008, Ms. Turk served as the Divisional Vice President of Corporate Communications at Sears Holdings, and held various human resources leadership roles at Sears Holdings since 1993, where she was involved in divestitures, mergers and acquisitions with Sears Credit, Lands’ End and KMart.

Anne Ewing has been our Senior Vice President, Development since October 2013. Ms. Ewing joined Potbelly in March 2007 and has held various leadership positions in Operations and Marketing. In November 2012, Ms. Ewing was promoted to VP, Development. Prior to joining Potbelly, Ms. Ewing spent 13 years with Starbucks in various leadership positions including Vice President of Operations for the Northeast and Vice President of New Store Development for the Midwest.

Sherry Ostrowski has been our Senior Vice President, Brand and Sales Development since March 2016. Ms. Ostrowski joined Potbelly in November 2012 as Vice President of Marketing. She is responsible for all marketing activities, including brand marketing, menu innovation, calendar development, digital & social media and consumer insights. Prior to joining Potbelly, Ms. Ostrowski was at Taco Bell from 2000 through 2012, where she held various roles culminating with her position as Sr. Director, Marketing (Brand Execution, Field Marketing & Non-Traditional Channels). She worked on the advertising agency-side of the business prior to 2000.

EXECUTIVE AND DIRECTOR COMPENSATION

EXECUTIVE AND DIRECTOR COMPENSATION

Introduction

Our compensation philosophy is to pay for performance, rewarding employees when performance targets are met. Merit increases, annual incentive compensation, equity awards, and incremental paid time off are all tied to performance and results. Our compensation programs are designed to attract, retain, motivate, and reward employees. Pay is commensurate with the scope and influence of the employee’s role and the extent to which an employee contributes to the achievement of key initiatives and financial targets, and demonstrates our values. All of our compensation programs are designed to align and reward actions that we believe contribute to our competitiveness and encourage superior performance.

For 2013, in preparation for our IPO, management engaged compensation consultants, Aon Hewitt, to conduct an analysis of our compensation programs and provide recommendations for how best the executive pay programs could be designed after our IPO. In addition to providing advice about broad-based plans generally available to all salaried employees, Aon Hewitt provided:

1.	Executive benchmarking analysis comparing our executives base salary, target variable pay, and total cash compensation (base salary and target variable pay) to market. The compensation consultants also provided details on post-IPO competitive market levels of equity compensation; and

2.	Review of executive employment agreements for competitiveness and compliance with institutional shareholder advisor and general market governance requirements. Aon Hewitt also provided recommendations regarding the competitiveness of the employment agreements against similarly situated companies.

The compensation committee considered Aon Hewitt’s recommendations as well as relevant market practices when setting executive compensation to align our executive compensation program with the market for which we compete for executive talent. Our market for executive recruiting is generally other restaurant or retail concepts. For non-operations executives, we look at the general restaurant industry. In evaluating the competitiveness of our executive compensation program, we target compensation against the restaurant industry, specifically the limited-service restaurant segment, and national and local competitors to help ensure we are competitive, focusing on items such as equity awards, merit pay, incentive pay and paid time off. We evaluate our executives on a scale of one through five. A score of three means the executive is a “Contributor,” four is a “High Contributor” and five is a “Star.” Annual cash compensation varies based on the executive’s score, other individual performance measures, Company performance, and contributions to Potbelly.

Executive pay is tied to both the Company’s and the individual’s annual performance. Merit increases, annual incentive compensation, stock options, when granted, and paid time off are generally awarded in March or April of each year, following completion of the first quarter annual performance review cycle, the annual financial audit and approval from the compensation committee. The employment agreements of our named executive officers specify each executive’s annual incentive bonus target under our current bonus program. In addition, at the discretion of the compensation committee in the case of our Chief Executive Officer, and at the discretion of our Chief Executive Officer and upon the approval of the compensation committee in the case of our other executive officers, there may be an increase or decrease applied to the annual bonus awarded to an executive, including the other named executive officers, in order to account for exceptional circumstances. However, it is anticipated that such bonuses would only be awarded under unusual circumstances to further the objectives of our compensation program. For example, the named executive officers received a discretionary cash bonus for the performance in fiscal year 2016. See “–Non-Equity Incentive Awards–2016 Discretionary Bonus” below.

In 2015, the compensation committee engaged Aon Hewitt to conduct an analysis of and provide recommendations for our director compensation programs. The compensation committee considered the benchmarking analysis provided by Aon Hewitt as well as market practice when forming their recommendation to the Board of Directors concerning appropriate compensation for members of our Board of Directors. The compensation committee also engaged Aon Hewitt in 2015 to conduct a competitive analysis of executive compensation. In 2016, Aon Hewitt provided consulting services modeling possible equity plan share request size and compliance with institutional shareholder advisor governance guidelines. Aon Hewitt is currently benchmarking executive equity compensation and is also engaged in a review of the CEO’s executive employment agreement. Aon Hewitt also provides the Company with consulting services concerning employee benefit plans.

EXECUTIVE AND DIRECTOR COMPENSATION

2016 Summary Compensation Table

The following table summarizes compensation for the years ending December 25, 2016 and December 27, 2015 earned by our principal executive officer and our two other most highly compensated executive officers. These individuals are referred to as our named executive officers.

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation	Total
Aylwin Lewis	2016	$725,000	$300,000	$1,049,500	$0	$0	$2,074,500
Chief Executive Officer	2015	$725,000	$0	$0	$830,647	$0	$1,555,647
(Principal Executive Officer)
Michael Coyne	2016	$383,221	$110,000	$200,000	$0	$0	$693,221
Chief Financial Officer	2015	$244,162	$0	$1,039,050	$167,845	$0	$1,451,057
(Principal Financial Officer)
Matthew Revord	2016	$357,673	$100,000	$180,000	$0	$0	$637,673
Chief Legal Officer
(1)	The amounts shown in the Bonus column represent discretionary cash bonus payments. See “–Non-Equity Incentive Awards–2016 Discretionary Bonus” below.
(2)	Represents the aggregate grant date fair value of stock option awards.
The Company issued stock option awards to Mr. Lewis in 2016 in recognition of his individual performance during the 2015 fiscal year. Mr. Lewis was granted 100,000 options in March of 2016 and 50,000 options in May of 2016, all of which are exercisable without restriction and vest over a period of four years. The Company used the following assumptions for purposes of valuing these March and May option grants, respectively: common stock fair value of $13.73 and $13.27 per share; expected life of options—seven years; volatility—49.49% and 48.91%; risk-free interest rate—1.69% and 1.54%; and dividend yield—0% (for both grants). The Company used the simplified method for determining the expected life of the options.

The Company issued 28,145 stock option awards to Mr. Coyne and 25,331 stock option awards to Mr. Revord in March of 2016, which are exercisable without restriction and vest over a period of four years, each in recognition of his respective individual performance during the 2015 fiscal year. The Company used the following assumptions for purposes of valuing these option grants: common stock fair value of $13.73 per share; expected life of options—seven years; volatility—49.49%; risk-free interest rate—1.69%; and dividend yield—0%. The Company used the simplified method for determining the expected life of the options.

In May of 2015, Mr. Coyne was granted 150,000 options, which are exercisable without restriction and vest over a period of four years, in connection with his joining Potbelly. In accordance with ASC Topic 718, Compensation—Stock Compensation, fair value of the options was determined using the Black-Scholes-Merton option pricing model and will be amortized over the vesting period. The Company used the following assumptions for purposes of valuing these option grants: common stock fair value of $14.22 per share; expected life of options—seven years; volatility—45.28%; risk-free interest rate—1.89%; and dividend yield—0%. The Company used the simplified method for determining the expected life of the options.
(3)	Our annual cash incentive awards granted pursuant to our Support Center Annual Incentive Plan are included in the Non-Equity Incentive Plan Compensation Plan column, to the extent such awards are earned. Amounts earned under the plan for performance in fiscal year 2015 were payable in 2016. No annual cash incentive awards were earned under the plan for fiscal 2016 performance.

Employment Agreements

The following is a summary of the employment agreements the Company has entered into with each of the named executive officers. The summary below does not contain complete descriptions of all provisions of the employment agreements of the named executive officers and is qualified in its entirety by reference to such employment agreements. Mr. Lewis’ employment agreement was filed as an exhibit to our registration statement on form S-1-registration number 333-190893. Mr. Coyne’s employment agreement was filed as an exhibit to form 8-K filed on April 8, 2015. Mr. Revord’s employment agreement was filed as an exhibit to our form 10-K on February 22, 2017. We have also entered into indemnification agreements with our directors and executive officers. See “Related party Transactions–Indemnification Agreements.”

Aylwin Lewis

Mr. Lewis entered into a new Executive Employment Agreement effective as of August 8, 2013 (the “Lewis Agreement”) pursuant to which he will continue to serve as our President and Chief Executive Officer. Under the Lewis Agreement, the term of Mr. Lewis’ employment continues until August 7, 2017. The Lewis Agreement terminates upon death, disability, termination by us with or without cause or resignation by the executive with or without good reason. If, at least 30 days prior to August 7, 2017, (1) we do not offer to extend Mr. Lewis’ employment past the last day of the term on terms reasonably consistent with the terms of his current agreement or (2) we offer to extend Mr. Lewis’ employment past the last day of the term but the parties are unable to reach an agreement on the terms of such continuing employment by August 7, 2017, then Mr. Lewis’ termination of employment upon expiration of the term of the Lewis Agreement will be treated as a termination by us without cause subject to Mr. Lewis’ requests during negotiations being reasonable and consistent with the terms of the Lewis Agreement. The Lewis Agreement generally defines “cause” as Mr. Lewis’ (i) intentional misrepresentation of material information, (ii) felony indictment, (iii) commission of an act involving moral turpitude, (iv) material breach or material default of written obligations that remain

EXECUTIVE AND DIRECTOR COMPENSATION

unremedied for 30 days after notice, (v) fraud, (vi) embezzlement, (vii) failure to comply with our Board of Director’s written lawful direction that remains unremedied for 30 days after notice, or (viii) willful action to harm the Company or its affiliates. The Lewis Agreement generally defines “good reason” as (1) reduction in base salary or target or maximum bonus percentages, (2) material reduction in position, authority, office, responsibilities or duties, (3) material breach of the agreement by us, (4) Mr. Lewis’ failure to be re-elected to the Board of Directors as Chairman while employed as President and Chief Executive Officer, or (5) relocation to a place more than 50 miles from Chicago, in each case without Mr. Lewis’ consent.

A reduction in Mr. Lewis’ rate of base salary or target or maximum bonus which does not exceed the percentage reduction of an across the board salary or bonus reduction for management employees will not be treated as an event of “good reason.”

The Lewis Agreement provides Mr. Lewis with a base salary of $725,000 which shall not be increased. The Lewis Agreement also provides that, under our current bonus program, Mr. Lewis is eligible for an annual target bonus of 100% of his base salary and a maximum (stretch) target of 200% of his base salary. For bonus years beginning 2013, the annual bonus amount and terms and conditions are determined in accordance with incentive plan metrics determined by the compensation committee (but subject to the same targets described in the previous sentence). The compensation committee determined that for fiscal year 2015 the incentive plan metrics applicable to our executive officers were the Company’s total company revenue, adjusted net income, and adjusted EBITDA (where adjusted EBITDA represents net income (loss) before depreciation and amortization expense, interest expense, provision for income taxes and pre-opening costs, adjusted to eliminate the impact of other items, including certain non-cash as well as certain other items that we do not consider representative of our on-going operating performance). For fiscal year 2015, the metrics for Mr. Lewis, as an executive officer, were weighted as follows: (a) 40%—total company revenue; (b) 30%—adjusted net income; and (c) 30%—adjusted EBITDA. Beginning with fiscal year 2016, the metrics for Mr. Lewis, as an executive officer, were: (a) 50%—total company revenue; and (b) 50%—adjusted EBITDA. See “—Non-Equity Incentive Awards—2016 Discretionary Bonus” below for a discussion of bonus determinations for fiscal 2016 performance. The Lewis Agreement also provides Mr. Lewis with standard benefits and perquisites, a payment of up to $20,000 for legal fees in connection with the negotiation of the employment agreement and review of related agreements and a minimum four weeks of vacation.

Pursuant to the Lewis Agreement, Mr. Lewis was granted a stock option with a Black-Scholes value of $1,200,000 (227,187 shares) on August 8, 2013 (the “Effective Date Grant”). The Effective Date Grant has an exercise price of $10.59. The Lewis Agreement provides that all stock options held by Mr. Lewis prior to the date of the Lewis Agreement (other than the Effective Date Grant) became fully vested on August 8, 2013. The Lewis Agreement also contemplates that Mr. Lewis may be granted equity awards under the Company’s equity incentive plans beginning after August 8, 2015 with a target value of $600,000 (subject to increase or decrease as determined by the compensation committee based on performance).

Mr. Lewis is also a party to a confidentiality, noncompetition, noninterference and intellectual property agreement, with the noncompetition and noninterference covenants lasting for one year after termination of employment. For information regarding the severance benefits under the Lewis Agreement as well as the treatment of Mr. Lewis’ outstanding equity awards upon a qualifying termination or a corporate transaction/change in control, see “—Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control—Aylwin Lewis Employment Agreement.”

Michael Coyne and Matthew Revord

Mr. Coyne entered into an employment agreement with the Company effective as of May 1, 2015. Mr. Revord entered into a new Employment Agreement effective as of July 25, 2013 and amended effective April 22, 2015. Pursuant to the Employment Agreements, Mr. Coyne serves as our Senior Vice President and Chief Financial Officer and Mr. Revord serves as our Senior Vice President, General Counsel and Secretary. Mr. Revord has since been appointed as Chief Legal Officer. Mr. Coyne’s agreement provides for a base salary of $375,000, and Mr. Revord’s agreement provides for a base salary of $310,000. The salaries may be increased from time to time by the compensation committee at the recommendation of our Chief Executive Officer. The employment agreement for Mr. Coyne provides that he is eligible for an annual target bonus of 60% of base salary. The employment agreement for Mr. Revord provides that for bonus years beginning on or after an IPO, that he shall be eligible for an annual bonus amount to be determined in accordance with incentive plan metrics recommended by the CEO and approved by the compensation committee. For 2016, Mr. Revord was eligible for an annual target bonus of 60% of base salary. For the current bonus year, the annual bonus amount and terms and conditions for each of these executives are determined in accordance with incentive plan metrics recommended by our Chief Executive Officer and approved by the compensation committee. The compensation committee determined that for fiscal year 2016 the incentive plan metrics applicable to our executive officers would be the Company’s total company revenue and adjusted EBITDA (where adjusted EBITDA represents net income (loss) before depreciation and amortization expense, interest expense, provision for income taxes and pre-opening costs, adjusted to eliminate the impact of other items, including certain non-cash as well as certain other items that we do not consider

EXECUTIVE AND DIRECTOR COMPENSATION

representative of our on-going operating performance). Further, for Mr. Coyne and Mr. Revord, as executive officers, the metrics for fiscal year 2016 were weighted as follows: (a) 50%—total company revenue; and (b) 50%—adjusted EBITDA. See “—Non-Equity Incentive Awards—2016 Discretionary Bonus” below for a discussion of bonus determinations for fiscal 2016 performance. The Employment Agreements also provide the executives with standard benefits and perquisites and a minimum of four weeks of paid time off for Mr. Coyne, and five weeks of paid time off for Mr. Revord. The Employment Agreements contemplate that the executives may be granted equity awards under our equity incentive plans.

Each of the Employment Agreements terminates upon death, disability, termination by us with or without cause or resignation by the executive without good reason. The Employment Agreements for Mr. Coyne and Mr. Revord define “cause” and “good reason” in a manner that is comparable to the corresponding terms in the Lewis Agreement (except with respect to election to the Board and nomination as Chairman of the Board). For information regarding the severance benefits under the Employment Agreements and the treatment of Mr. Coyne’s and Mr. Revord’s outstanding equity awards upon a qualifying termination of employment or a corporate transaction/change in control, see “—Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control—Employment Agreements.”

Mr. Coyne and Mr. Revord each continue to be parties to a confidentiality, noncompetition, noninterference and intellectual property agreement, with the noncompetition and noninterference covenants lasting for one year after termination of employment.

Equity Awards

Equity awards represent an important component of our executive compensation. We believe long-term incentive awards align the interests of our stockholders and our executives by increasing the proprietary interest of our executives in the Company’s growth and success; advance the Company’s interests by attracting and retaining qualified employees; and motivate our executives to act in the long-term best interests of our stockholders. Long-term incentive awards are issued under our Amended and Restated 2013 Long-Term Incentive Plan (the “2013 Long-Term Incentive Plan”), which replaced the Potbelly Corporation 2004 Incentive Plan (provided that awards under the 2004 Incentive Plan will continue to be subject to the terms of the 2004 Incentive Plan). The 2013 Long-Term Incentive Plan provides for grants of options (including nonqualified stock options and incentive stock options), stock appreciation rights, full value awards, and cash incentive awards. The 2013 Long-Term Incentive Plan is administered by the compensation committee. Under our Insider Trading Policy, our directors and executive officers are prohibited from engaging in short sales or investing in other kinds of hedging transactions or financial instruments that are designed to hedge or offset any decrease in the market value of our securities.

The equity compensation for our named executive officers (other than Mr. Lewis) is determined by the compensation committee upon the recommendation of Mr. Lewis. In 2017, the compensation committee engaged Aon Hewitt to perform a review of executive equity compensation. Once that review is complete, the compensation committee will determine the equity compensation for Mr. Coyne and Mr. Revord in recognition of their respective individual performance during the 2016 fiscal year and make a recommendation to the Board with regard to Mr. Lewis’ equity compensation for his individual performance during the 2016 fiscal year. In March of 2016, Mr. Coyne received a grant of 28,145 stock options and Mr. Revord received a grant of 25,331 stock options, each in recognition of his respective individual performance during the 2015 fiscal year. In May of 2015, Mr. Coyne received a grant of 150,000 stock options in connection with the signing of his employment agreement. The equity compensation for Mr. Lewis is determined by the Board of Directors (other than Mr. Lewis) upon the recommendation of compensation committee. Mr. Lewis received a grant of 100,000 stock options in March of 2016 and a grant of 50,000 stock options in May of 2016 in recognition of his individual performance during the 2015 fiscal year. Under the terms of his employment agreement, Mr. Lewis was not eligible to receive equity compensation as part of the Company’s annual incentive compensation program in March 2014 or March 2015.

Non-Equity Incentive Awards

Support Center Annual Incentive Plan. The Company has established the Support Center Annual Incentive Plan to provide annual non-equity incentive compensation to executives. Starting with fiscal year 2016, incentives for executive officers were earned based on the following metrics and weighting: (a) 50%—total company revenue; and (b) 50%—adjusted EBITDA (where adjusted EBITDA represents net income (loss) before depreciation and amortization expense, interest expense, provision for income taxes and pre-opening costs, adjusted to eliminate the impact of other items, including certain non-cash as well as certain other items that we do not consider representative of our on-going operating performance). This plan sets a threshold, target, and maximum level for each of these

EXECUTIVE AND DIRECTOR COMPENSATION

metrics applicable to all executive officers, and the amounts paid are based on the actual figures achieved by the Company. For fiscal year 2016, all executive officers utilized the same metrics and weightings. The targets are set for the year by the compensation committee based on recommendations from Mr. Lewis and Mr. Coyne and are communicated to executives at the beginning of each year. To be eligible for an award under the plan, the executive must receive an annual individual performance appraisal rating of “Contributor” or higher. For fiscal year 2016, the threshold level for these metrics was not achieved. Accordingly, no annual cash incentive awards were paid to the named executive officers under the Support Center Annual Incentive Plan for fiscal 2016 performance.

For fiscal year 2015, incentives for named executive officers were earned based on the achievement of pre-established targets for performance weighted as follows: (a) 40%—total company revenue; (b) 30%—adjusted net income; and (c) 30%—adjusted EBITDA.

The chart below sets forth the threshold, target, and maximum percentages of base salary for awards under the Support Center Annual Incentive Plan in 2016, together with the percentage of actual or weighted salary received, based on actual Company results:

Named Executive Officer	Threshold	Target	Maximum	Percent of Actual or Weighted Average Salary Received
Aylwin Lewis	—	100% of base salary	200% of base salary	0% of salary
Michael Coyne	48% of base salary	60% of base salary	90% of base salary	0% of salary
Matthew Revord	48% of base salary	60% of base salary	90% of base salary	0% of salary

2016 Discretionary Bonus. Under certain circumstances, the compensation committee may deem it appropriate to award discretionary bonuses to certain named executive officers. Following the compensation committee’s conclusion that the threshold metrics under the Support Center Incentive Plan were not achieved for fiscal year 2016, the compensation committee determined it was appropriate to grant a discretionary bonus to the named executive officers in recognition of their numerous contributions to the Company and their respective significant accomplishments in fiscal year 2016. For example, in assessing Mr. Lewis’ performance and determining the amount of his discretionary bonus, the compensation committee and the Board of Directors considered Mr. Lewis’ strong leadership and positive impact on the Company’s long-term strategy and shareholder value creation. Mr. Coyne’s award recognized his strong leadership of the finance group and accomplishments in achieving strong profit growth. With respect to Mr. Revord, the compensation committee acknowledged his dual role as Chief Legal Officer and head of international franchise as well as his effective management of legal matters and strong leadership on corporate governance matters.

The compensation committee also considered internal equity that would arise from the payment of a bonus to others in the Company. The compensation committee approved for all bonus-eligible employees, including the named executive officers, a discretionary bonus. For employees other than executives, the discretionary bonus amount was equal to approximately 49% of each employee’s 2016 target annual cash incentive award. Mr. Lewis’ discretionary bonus award represented approximately 41% of what he would have received under the Support Center Incentive Plan had his target metric been met. Mr. Coyne’s discretionary bonus award represented approximately 48% of what he would have received under the Support Center Incentive Plan had his target metric been met. Mr. Revord’s discretionary bonus award represented approximately 46% of what he would have received under the Support Center Incentive Plan has his target metric been met.

EXECUTIVE AND DIRECTOR COMPENSATION

2016 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes outstanding stock options for each named executive officer as of December 25, 2016.

	Options Awards
	Number of Securities Underlying Unexercised Options (#)
Named Executive Officer	Exercisable	Unexercisable (1)	Option Exercise Price Per Share	Option Expiration Date
Aylwin Lewis	780,000	0	$8.00	6/16/2018
	286,157	0	$7.22	5/10/2021
	170,391	56,796	$10.59	8/8/2023
	0	100,000	$13.73	3/4/2026
	0	50,000	$13.27	5/12/2026
Michael Coyne	37,500	112,500	$14.22	5/8/2025
	0	28,145	$13.73	3/4/2026
Matthew Revord	20,000	0	$8.00	1/8/2017
	20,000	0	$8.00	5/14/2018
	20,000	0	$8.00	1/22/2019
	5,849	0	$8.00	8/5/2019
	7,000	0	$7.00	7/1/2020
	49,428	0	$7.22	5/10/2021
	56,250	18,750	$14.00	10/4/2023
	7,184	7,185	$20.53	3/6/2024
	18,750	56,250	$12.98	3/5/2025
	0	25,331	$13.73	3/4/2026

EXECUTIVE AND DIRECTOR COMPENSATION

(1)	Unvested portions of option awards are generally forfeited upon termination of employment. See “—Potential Payments Upon Termination of Employment or a Corporate Transaction/Change of Control” for additional information regarding accelerated vesting on certain terminations of employments. The vesting dates for the awards described in the Outstanding Equity Awards at Fiscal Year-End table are as follows:

Named Executive Officer	Vest Date	Number of Securities Underlying Unexercised Options
Aylwin Lewis	3/4/2017	25,000
	5/12/2017	12,500
	8/8/2017	56,796
	3/4/2018	25,000
	5/12/2018	12,500
	3/4/2019	25,000
	5/12/2019	12,500
	3/4/2020	25,000
	5/12/2020	12,500
Michael Coyne	3/4/2017	7,036
	5/8/2017	37,500
	3/4/2018	7,036
	5/8/2018	37,500
	3/4/2019	7,036
	5/8/2019	37,500
	3/4/2020	7,036
Matthew Revord	3/4/2017	6,332
	3/5/2017	18,750
	3/6/2017	3,592
	10/4/2017	18,750
	3/4/2018	6,333
	3/5/2018	18,750
	3/6/2018	3,593
	3/4/2019	6,333
	3/5/2019	18,750
	3/4/2020	6,333

Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control

Each of our named executive officers serves at the pleasure of our Board of Directors. Our employment agreements with the named executive officers include provisions requiring us to make post-termination payments upon certain qualifying termination events. The disclosure below describes certain compensation that may become payable as a result of a qualifying termination of employment, based on the employment agreement in effect for each executive on December 25, 2016. In addition, the following disclosure describes the impact of a qualifying termination of employment, a corporate transaction or a change in control under the terms of the equity awards held by each of our named executive officers as of December 25, 2016 and modifications to such awards pursuant to the employment agreements. These benefits are in lieu of benefits generally available to salaried employees.

Aylwin Lewis Employment Agreement. Pursuant to the Lewis Agreement, Mr. Lewis will be entitled to receive severance pay and severance benefits if his employment terminates as a result of a qualifying termination (including if we fail to offer to extend Mr. Lewis’ employment or our failure to reach an agreement with Mr. Lewis as to the term of such extension as described above). If terminated as the result of a qualifying termination prior to a Change in Control (which is defined in the 2013 Long-Term Incentive Plan), Mr. Lewis will be eligible to receive severance equal to one year of his then-current base salary and health and dental coverage at active employee contribution rates for 12 months, and all of his outstanding unvested stock options will vest

EXECUTIVE AND DIRECTOR COMPENSATION

(provided that if the qualifying termination occurs as a result of our failure to offer to extend the term of Mr. Lewis’ employment or our failure to reach an agreement with Mr. Lewis as to the term of such extension as described above, only those unvested stock options granted in 2015 and 2016 will fully vest upon the qualifying termination), all subject to a release. If his employment terminates (1) as a result of a qualifying termination on or within six months prior to a Change in Control and at a time when we are a party to a letter of intent relating to transactions, or we are in negotiations regarding a transaction, which if consummated would constitute a Change in Control, (2) three months prior to a Change in Control or (3) within two years after a Change in Control, Mr. Lewis will be entitled to the severance payments and benefits described above except that his cash severance payment will be equal to the sum of his base salary and annual target bonus and the payments and benefits are not subject to a release.

In addition, if Mr. Lewis’ termination occurs by reason of death or disability, he will be entitled to a cash payment equal to the amount of the annual bonus that he would have received for the bonus year in which the termination date occurs, pro-rated for the portion of the year prior to his termination date and payable at the same time that bonuses are payable in accordance with our normal bonus plan and all stock options that would have vested within one year of his termination will be vested on his termination date.

Under certain of Mr. Lewis’ option award agreements, in the event of a Corporate Transaction (which term generally includes transactions involving a 50% change in ownership of the Company, whether through acquisition of common stock or voting power or through consummation of a reorganization, merger, consolidation or asset sale), the Board of Directors may take action such as (i) providing for the options to be assumed, or equivalent options to be substituted, by the acquiring company; (ii) providing for termination of vested but unexercised options unless exercised prior to the transaction; and (iii) providing for receipt by Mr. Lewis of a cash payment based on the difference between the transaction price and the exercise price.

Michael Coyne and Matthew Revord Employment Agreements. The Employment Agreements for Mr. Coyne and Mr. Revord provide for severance pay and benefits if the executive is terminated in a qualifying termination or if the executive’s employment is terminated due to death or disability. In the event the executive’s employment terminates in a qualifying termination prior to a Change in Control, the executive is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months and subsidized COBRA benefits for 12 months, all subject to a release. In the event the executive’s employment terminates in a qualifying termination on or within 12 months after a Change in Control, the executive is entitled to the same severance payments and benefits described above and a payment equal to the amount of the annual bonus that the executive would have received for the year in which the termination occurs pro-rated through the date of termination and based on actual performance for the year of termination (the “Pro-rated Bonus”). Payments and benefits in connection with a Change in Control are not subject to a release. If termination occurs due to death or disability, in addition to any accrued amounts otherwise owed to the executive, the executive will receive the Pro-rated Bonus, subject to a release. The Employment Agreements for Mr. Coyne and Mr. Revord include the definitions of “cause” and “good reason” in a manner that is comparable to the corresponding terms in Mr. Lewis’ employment agreement (except for election to the Board and nomination as chairman of the Board).

Options Granted Prior to 2011. Options granted to Mr. Lewis and Mr. Revord prior to 2011 generally contain the following termination and change in control provisions:

•

If an executive’s employment with the Company terminates for any reason other than cause, disability or death, vested options may thereafter be exercised by the executive until the earlier to occur of: (i) the date that is 90 days (or one year in the case of Mr. Lewis) after the effective date of the executive’s termination of employment, and (ii) the expiration date of the option, and to the extent the options are not so exercised, they shall terminate upon such earlier date. If the executive dies following a termination for other than cause during the period described in the preceding sentence, vested options may thereafter be exercised by the executive’s legal representative until the earlier to occur of: (i) the date that is one year after the effective date of the executive’s termination of employment, and (ii) the expiration date, and to the extent the options are not so exercised, they shall terminate upon such earlier date.

•

If an executive’s employment with the Company terminates by reason of disability or death, vested options may thereafter be exercised by the executive or the executive’s legal representative until the earlier to occur of: (i) the date that is one year after the effective date of the executive’s termination of employment, and (ii) the expiration date, and to the extent the options are not so exercised, they shall terminate upon such earlier date.

•	If an executive is terminated for cause or the executive breaches a covenant in an agreement with the Company, the options automatically terminate.

•

In the event of a Corporate Transaction, the Board of Directors may take action such as (i) providing for the options to be assumed, or equivalent options to be substituted, by the acquiring company; (ii) providing for termination of vested but

EXECUTIVE AND DIRECTOR COMPENSATION

unexercised options unless exercised prior to the transaction; (iii) providing for receipt by the executive of a cash payment based on the difference between the transaction price and the exercise price; and/or (iv) providing for accelerated vesting prior to the transaction and termination following such transaction.

Other Plans

Our named executive officers are eligible to participate in our 401(k) plan. The Company matches 50% of the contributions that our employees, including our named executive officers, make to the 401(k) plan, with a maximum matching contribution of $3,000 per year.

The Company established in fiscal 2014 a non-qualified deferred compensation plan which allows highly compensated employees to defer a portion of their base salary and variable compensation each plan year. The Company matches 50% of the contributions that our highly-compensated employees, including our named executive officers, make to the deferred compensation plan, with a maximum matching contribution of $3,000 per year. If an employee participates in both the 401(k) plan and the non-qualified deferred compensation plan, the total maximum matching contribution is $3,000 per year.

2016 Director Compensation

The following table summarizes the amounts earned and paid to our non-employee members of our Board of Directors for 2016. Mr. Lewis, our President, Chief Executive Officer and Chairman of the Board receives no additional compensation for his service on our Board of Directors:

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Total
Peter Bassi	$60,000	$70,000	$130,000
Ann-Marie Campbell	$0	$110,000	$110,000
Susan Chapman-Hughes	$0	$110,000	$110,000
Dan Ginsberg	$0	$110,000	$110,000
Marla Gottschalk	$0	$117,500	$117,500
Harvey Kanter	$50,000	$60,000	$110,000
Dan Levitan (3)	$0	$0	$0
Carl Warschausky	$0	$120,000	$120,000

(1)	Pursuant to our director compensation program, in effect for 2016, all non-employee directors may elect to receive (a) Restricted Stock Units (as defined in the 2013 Long-Term Incentive Plan) (RSUs) of the Company having a value of $60,000 at the time of grant plus $50,000 in cash or (b) RSUs of the Company having a value of $110,000 at the time of grant. The $50,000 cash component is paid out bi-annually, $25,000 at the end of our second fiscal quarter and $25,000 at the end of our fourth fiscal quarter. Mr. Bassi and Mr. Kanter each elected to receive $50,000 in cash and $60,000 in RSUs, which were issued on May 12, 2016. Ms. Campbell, Ms. Chapman-Hughes, Mr. Ginsberg, Ms. Gottschalk and Mr. Warschausky each elected to receive all of their director compensation in the form of RSUs, which were issued on May 12, 2016. Mr. Bassi, as the Lead Director received an additional $20,000 retainer; Mr. Warschausky as Audit Committee Chair received an additional $10,000 retainer; and Ms. Gottschalk, as Compensation Committee Chair received an additional $7,500 retainer. The Lead Director, Audit Committee Chair and Compensation Committee Chair may each elect between the following forms of payment for such additional retainer: (1) RSUs having a grant date Fair Market Value equal to such additional retainer amount (with a grant date on or before the end of the respective second fiscal quarter); or (2) Cash in an amount equal to one-half such additional retainer amount (half of which will be paid on before the end of the respective second fiscal quarter and half of which will be paid on or before the end of the respective fiscal year); plus RSUs having a grant date Fair Market Value of half of such additional retainer amount (with a grant date on or before the end of the respective second fiscal quarter). Mr. Bassi elected to receive this additional retainer in the form of $10,000 cash and $10,000 in RSUs, which were issued on May 12, 2016. Mr. Warschausky and Ms. Gottschalk each elected to receive this additional retainer in the form of RSUs, which were issued on May 12, 2016. In each case, RSUs granted to the non-employee directors vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date.
(2)	The following directors have unvested stock awards at December 25, 2016: Mr. Bassi – 6,677; Ms. Campbell – 11,094; Ms. Chapman-Hughes – 11,094; Mr. Ginsberg – 11,094; Ms. Gottschalk – 11,659; Mr. Kanter – 7,132; Mr. Warschausky – 10,445; each of which represents the RSU awards made by the Company in 2016, as discussed in footnote (1) above, and in 2015. No director has any unexercised options at December 25, 2016 except for the following: Mr. Bassi – 35,807; Ms. Gottschalk – 71,614.
(3)	Mr. Levitan resigned from the Board effective February 2016.

Our Board of Directors approved a director compensation plan pursuant to the Potbelly Corporation 2013 Long-Term Incentive Plan, effective beginning in 2016. Under the director compensation plan, each non-employee Director who was a member of the Board of Directors as of the 2016 Annual Meeting of the Stockholders (the “2016 Annual Meeting”) was eligible to receive $110,000 in annual compensation, with an increase to $135,000 starting with the 2017 Annual Meeting of the Stockholders (the “2017 Annual Meeting”). Additional retainers will be paid to the Lead Director and certain Committee Chairs as described below. Each non-employee Director may elect between the following forms of payment for his or her annual compensation: (1) the non-employee Director receives RSUs having a grant date Fair Market Value of $110,000 in 2016 (to be increased to $135,000

EXECUTIVE AND DIRECTOR COMPENSATION

starting in 2017) (with a grant date on or before the end of the respective second fiscal quarter); or (2) the non-employee Director receives: (a) $50,000 in cash in 2016 (to be increased to $60,000 starting in 2017) (half of which will be paid on before the end of the respective second fiscal quarter and half of which will be paid on or before the end of the respective fiscal year); plus (b) RSUs having a grant date Fair Market Value of $60,000 in 2016 (to be increased to $75,000 starting in 2017) (with a grant date on or before the end of the respective second fiscal quarter).

Beginning in 2016, the Lead Director as of the Annual Meeting received an additional $20,000 annual retainer. The Audit Committee Chair as of the 2016 Annual Meeting received an additional $10,000 retainer in 2016 (with an increase to $15,000 starting with the 2017 Annual Meeting), and the Compensation Committee Chair as of the 2016 Annual Meeting received an additional $7,500 retainer in 2016 (with an increase to $10,000 starting with the 2017 Annual Meeting). The Lead Director, Audit Committee Chair and Compensation Committee Chair may each elect between the following forms of payment for such additional retainer: (1) RSUs having a grant date Fair Market Value equal to such additional retainer amount (with a grant date on or before the end of the respective second fiscal quarter); or (2) Cash in an amount equal to one-half such additional retainer amount (half of which will be paid on before the end of the respective second fiscal quarter and half of which will be paid on or before the end of the respective fiscal year); plus RSUs having a grant date Fair Market Value of half of such additional retainer amount (with a grant date on or before the end of the respective second fiscal quarter).

RSUs shall vest as follows: fifty percent (50%) on the first anniversary of the grant date, and fifty percent (50%) on the second anniversary of the grant date.

Stockownership Guidelines

The Board believes that all directors should hold a significant equity interest in Potbelly. Toward this end, the Board expects that all directors own, or acquire within the later of (i) five years of first becoming a director and (ii) five years after our IPO, shares of Potbelly common stock (including restricted shares, but not options, under Potbelly’s equity-linked incentive plans) having a market value of at least four times the annual cash compensation for directors (excluding any additional retainer received for service as Lead Director or as Chair of any Board committee) offered to directors (regardless of whether the director elects to receive such compensation in cash).

RELATED PARTY TRANSACTIONS

RELATED PARTY TRANSACTIONS

Indemnification Agreements

We have entered into indemnification agreements with our current directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our Company, arising out of such person’s services as a director or executive officer of ours. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy relating to the approval of related party transactions. Our audit committee will review certain financial transactions, arrangements and relationships between us and any of the following related parties:

•	any of our directors, director nominees or executive officers;

•	any beneficial owner of more than 5% of our outstanding stock;

•	any immediate family member of any of the foregoing; and

•	any entity in which any of the foregoing is employed or has more than a 5% beneficial ownership.

Any member of the audit committee who is a party to a transaction under review will not be permitted to participate in the discussions, consideration or approval of such transaction. Prior to entering into any related party transaction, the interested director or officer shall provide notice of such transaction to our General Counsel. The audit committee shall review any such submissions and shall consider all relevant facts and circumstances of such transaction. The audit committee shall approve only those proposed transactions that are in, or not inconsistent with, the best interests of Potbelly and its stockholders.

In the event management determines a related party transaction exists which was not approved by the audit committee, management will submit the transaction to the audit committee for consideration. The audit committee shall consider all relevant facts and circumstances of such transaction, and shall evaluate all options, including but not limited to ratification, amendment, termination or rescission of the transaction.

The policy lists certain types of transaction in which an officer or director may have an interest that are deemed not to require review as a related party transaction, including (i) transactions in the ordinary course of business not exceeding $25,000, (ii) certain charitable contributions, and (iii) certain approved compensation arrangements.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables set forth information as of March 6, 2017 as to the beneficial ownership of shares of our common stock by:

•	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. Unless otherwise indicated below, the address for each listed director, officer and stockholder is c/o Potbelly Corporation, 111 North Canal Street, Suite 850, Chicago, Illinois 60606. The percentage of beneficial ownership shown in the following tables is based on 25,087,125 outstanding shares of common stock as of March 6, 2017. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options exercisable or vesting within 60 days after March 6, 2017 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Beneficial Owners of 5% or more of outstanding common stock
Renaissance Technologies LLC and related investment adviser (1)	2,002,900	8.0%
The Vanguard Group (2)	1,908,215	7.6%
BlackRock, Inc. (3)	1,583,972	6.3%
Directors and Executive Officers
Aylwin Lewis (4)	1,581,384	6.3%
Michael Coyne (5)	44,536	*
Julie Younglove-Webb (6)	124,633	*
Matthew Revord (7)	226,909	*
Nancy Turk (8)	142,257	*
Anne Ewing (9)	99,362	*
Sherry Ostrowski (10)	43,623	*
Peter Bassi (11)	54,160	*
Ann-Marie Campbell (12)	16,476	*
Susan Chapman-Hughes (13)	17,174	*
Daniel Ginsberg (14)	18,382	*
Marla Gottschalk (15)	150,601	*
Harvey Kanter (16)	9,742	*
Carl Warschausky (17)	16,047	*
All directors and executive officers as a group (14 people)	2,394,685	9.6%
*	Represents less than 1.0%
(1)	Based solely on report of Schedule 13G filed February 14, 2017. Consists of shares owned by Renaissance Technologies LLC (“RTC”) and shares beneficially owned by Renaissance Technologies Holdings Corporation (“RTHC”) because of RHTC’s majority ownership of RTC. RTC and RTHC have sole voting power over 1,986,011 shares, sole dispositive power over 2,002,851 shares, and shared dispositive power over 49 shares. The address for these entities is 800 Third Avenue, New York, New York 10022.
(2)	Based solely on report Schedule 13G filed February 13, 2017. The Vanguard Group, Inc. (“Vanguard Group”) has sole voting power over 47,550 shares and sole dispositive power over 1,861,111 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 45,704 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 3,246 shares as a result of its serving as investment manager of Australian investment offerings. The address for these entities is 100 Vanguard Blvd., Malvern, PA 19355.
(3)

Based solely on report of Schedule 13G filed January 30, 2017. BlackRock, Inc. has sole voting power over 1,546,864 shares and sole dispositive power over 1,583,972 shares. The address for this entity is 55 East 52nd Street, New York, New York 10055.

(4)	Includes 319,836 shares of common stock and options to purchase 1,261,548 shares of common stock.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

(5)	Consists of options to purchase 44,536 shares of common stock.
(6)	Consists of options to purchase 124,633 shares of common stock.
(7)	Includes 13,775 shares of common stock held by the Matthew J. Revord Declaration of Trust, of which Mr. Revord is a beneficiary, and options to purchase 213,134 shares of common stock held by Mr. Revord.
(8)	Includes 5,194 shares of common stock and options to purchase 137,063 shares of common stock.
(9)	Consists of options to purchase 99,362 shares of common stock.
(10)	Consists of options to purchase 43,623 shares of common stock.
(11)	Includes 18,353 shares of common stock held by a family trust of which Mr. Bassi is a beneficiary; and options to purchase 35,807 shares of common stock.
(12)	Consists of 16,476 shares of common stock.
(13)	Consists of 17,174 shares of common stock.
(14)	Consists of 18,382 shares of common stock.
(15)	Includes 78,987 shares of common stock and options to purchase 71,614 shares of common stock.
(16)	Consists of 9,742 shares of common stock
(17)	Includes 11,847 shares of common stock held directly by Mr. Warschausky; and 4,200 shares of common stock held by C.W.W. Trust, of which Mr. Warschausky is beneficiary.

Section 16(a) Beneficial Ownership Reporting Compliance

Compliance with Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and on written representations from our officers and directors, we believe that during 2016, all Section 16(a) filing requirements were complied with on a timely basis, except that each of (1) our former Section 16 officer, John Morlock; (2) Ms. Gottschalk; and (3) Mr. Bassi was late in filing one required report on Form 4 relating to one transaction, in each case due to administrative error.

OTHER MATTERS

OTHER MATTERS

Proxy Solicitation

We will pay the cost of soliciting proxies and may make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to beneficial owners of our common stock. We will reimburse these third-parties for reasonable out-of-pocket expenses. We have engaged Broadridge Financial Solutions, Inc. to serve as our proxy solicitor for the Annual Meeting at a base fee of $6,000 plus reimbursement of reasonable expenses. Broadridge will provide advice relating to the content of solicitation materials, solicit banks, brokers, institutional investors, and hedge funds to determine voting instructions, monitor voting, and deliver executed proxies to our voting tabulator. Our directors and officers also may solicit proxies by telephone, electronic transmission and personally. However, our directors and officers will not receive any special compensation for such services.

Stockholder Proposals for the 2018 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, in order to be included in the Company’s proxy materials for the 2018 annual meeting of stockholders, a stockholder proposal must be received in writing by the Company by November 23, 2017 and otherwise comply with all requirements of the SEC for stockholder proposals. The Company’s address is 111 N. Canal Street, Suite 850, Chicago, IL 60606.

In addition, our Bylaws provide that any stockholder who desires to bring a proposal before an annual meeting, or to nominate persons for election as directors, must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting. Accordingly, to be timely, a notice must be received no earlier than January 11, 2018 and no later than February 10, 2018 (assuming the meeting is held not more than 30 days before or more than 60 days after May 10, 2018). The notice must describe the stockholder proposal in reasonable detail and provide certain other information required by our Bylaws.

Form 10-K and Other Filings

Upon written request and at no charge, we will provide a copy of any of our filings with the SEC, including our Annual Report on Form 10-K, with financial statements and schedules for our most recent fiscal year. We may impose a reasonable fee for expenses associated with providing copies of separate exhibits to the report when such exhibits are requested. These documents are also available on our website at http://investors.potbelly.com/sec.cfm, and the website of the SEC at www.sec.gov.

Householding

SEC rules allow delivery of a single annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside, unless the affected stockholder has provided contrary instructions. Accordingly, stockholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the Notice of Internet Availability and, if applicable, a single set of the annual report and other proxy materials, unless the stockholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities), as applicable, will, however, continue to be provided for each stockholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by stockholders, as well as our expenses. Shareholders having multiple accounts may have received householding notifications from their respective brokers and, consequently, such stockholders may receive only one Notice of Internet Availability of Proxy Materials, and if applicable, a single set of the annual report and other proxy materials. Upon written or oral request, Potbelly Corporation will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials, you may write or call Potbelly Corporation at Potbelly Corporation, 111 North Canal Street, Suite 850,

OTHER MATTERS

Chicago, Illinois 60606, Attention: Corporate Secretary, telephone (312) 951-0600. Stockholders currently sharing an address with another stockholder who wish to have only one copy of our Notice of Internet Availability of Proxy Material or annual report and other proxy materials delivered to the household in the future should also contact our corporate secretary.

By order of the Board of Directors,

Matthew J. Revord

Senior Vice President, Chief Legal Officer, General Counsel and Secretary

March 23, 2017

POTBELLY CORPORATION 111 NORTH CANAL STREET SUITE 850 CHICAGO, IL 60606	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the following nominees:

			☐	☐	☐
1.	Election of Directors

Nominees

01	Peter Bassi 02	Marla Gottschalk		03 Aylwin Lewis

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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POTBELLY CORPORATION

Annual Meeting of Stockholders

May 11, 2017 at 8:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Aylwin Lewis and Matt Revord, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of POTBELLY CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 8:00 AM, CDT on May 11, 2017, at the Westin O’Hare Hotel, 6100 N. River Road, Rosemont, Illinois 60018, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side